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                               September 5, 1996


Mylex Corporation
34551 Ardenwood Boulevard
Fremont, California 94555

      Re: Registration Statement on Form S-8 for Additional 850,000 Shares of Common Stock Pursuant to 1993 Stock Option Plan

Ladies and Gentlemen:

      We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Mylex Corporation, a Florida corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an additional 850,000 shares (the "Shares") of the Company's Common Stock reserved for issuance under the Company's 1993 Stock Option Plan.

      As your counsel, we have examined the Company's Articles of Incorporation and Bylaws and the records of certain corporate proceedings and actions taken and proposed to be taken by the Company in connection with the sale and issuance of the Shares under the Plan.

      Based upon the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the provisions of the Plan, will be validly issued, fully paid, and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                       Very truly yours,

                                       /s/ BROWN & BAIN

                                       BROWN & BAIN

B&B:md